CHIEF COMPLIANCE OFFICER

SERVICES AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of this 1st day of June, 2009 by and among John Hancock Collateral Investment Trust (the “Trust”), MFC Global Investment Management (U.S.), LLC (“MFC Global”) and the Trust’s Chief Compliance Officer, William E. Corson (the “CCO”).

WHEREAS, Rule 38a-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), requires the Trust to: (i) establish a compliance program that is reasonably designed to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1); and (ii) designate an individual to serve as the CCO, with overall responsibility for administering the Trust’s compliance program;

WHEREAS, the Trust desires to retain the CCO to provide the services set forth below to the Trust and the CCO is willing to furnish such services in the manner and on the terms hereinafter set forth;

WHEREAS, the Trust is an investment company that operates in compliance with Section 10(d)(7) of the 1940 Act which provides that all executive salaries and executive expenses and office rent of such investment company are paid by its investment adviser; and

WHEREAS, the Trust desires to retain MFC Global to provide administrative service to the CCO as described below and MFC Global is willing to furnish such services in the manner and on the terms hereinafter set forth.

NOW, THEREFORE, each Trust, the CCO and MFC Global hereby agrees as follows:

1.	CCO and CCO Services. Subject to the general supervision of the Boards of Trustees of the Trust (the “Board”), the CCO will provide the Trust the CCO services set forth below as are reasonably necessary for the operation of the Trust (the “CCO Services”). The CCO Services include, but are not limited to:

(1)	coordinating the implementation of policies and procedures reasonably designed to prevent violation of Federal Securities Laws by the Trust, including policies and procedures that provide for the oversight of compliance by each investment adviser, principal underwriter, administrator, and transfer agent of the Trust;

(2)	reviewing, at least annually, the adequacy of the policies and procedures of the Trust and each investment adviser, principal underwriter, administrator and transfer agent of the Trust; and

(3)	providing, at least annually, a written report to the Board that at minimum, addresses:

(a)	the operation of the policies and procedures of the Trust and each investment adviser, principal underwriter, administrator, and transfer agent of the Trust, any material changes made to those policies and procedures since the date of the last report, and any material changes to the policies and procedures recommended as a result of the annual review described in Section 2 above; and

(b)	each material compliance matter that occurred since the date of the last report.

In connection with the provision of the CCO Services by the CCO, MFC Global, at its own expense, will:

(1)	either provide such staff and personnel to the CCO as are reasonably necessary to perform the CCO Services or assist the CCO in hiring such staff and personnel;

(2)	provide the Trust with all office space, office equipment, utilities and other office support as the CCO may reasonably request to perform the CCO Services (“Office Support”);

(3)	provide the CCO with computer hardware and software (and the development thereof) used to support CCO Services and IT support relating to such computer hardware and software; and

(4)	provide the CCO with such other services as the CCO may reasonably request in order to perform his or her duties as the CCO of the Trust including, without limitation, services provided by third parties such as Charles River, GainsKeeper and Confluence, Bloomberg that are related to MFC Global’s provision of CCO Services to the Trust;

The CCO Services do not include services performed and personnel provided pursuant to contracts with the Trust by third-party custodians, transfer agents and other service providers.

2.	Compensation. In consideration for the CCO Services provided to the Trust by MFC Global and its affiliates pursuant to this Agreement, the Trust will pay MFC Global such fee or other compensation as may be approved by the Board of Trustees from time to time and set forth in Appendix A hereto as the same may be amended from time to time. Any Services provided by the CCO or the Trust relating to the CCO Services by a person or entity other than MFC Global and its affiliates, including, without limitation, services provided by attorneys not affiliated with MFC Global, are not covered under this Agreement and are an expense of the Trust.

3.	No Partnership or Joint Venture. The Trust, MFC Global and the CCO are not partners of or joint venturers with each other, and nothing herein shall be construed so as to make the Trust, MFC Global or the CCO partners or joint venturers or impose any liability as such on the Trust, any Fund, MFC Global or the CCO.

4.	Limitation of Liability. Neither the CCO nor MFC Global shall be liable for any error of judgment or mistake of law or for any loss suffered by the Funds in connection with the matters to which this Agreement relates, except losses resulting from willful misfeasance, bad faith or gross negligence by the CCO or MFC Global in the performance of its duties or from reckless disregard by the CCO or MFC Global of its obligations under this Agreement. Any person, even though also employed by MFC Global, who may be or become an employee of and paid by any of the Trust shall be deemed, when acting within the scope of his or her employment by the Trust, to be acting in such employment solely for the Trust and not as MFC Global’s employee or agent.

5.	Duration and Termination of Agreement. This Agreement shall remain in effect until the second anniversary of the date on which it was executed, and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by a majority of the Board and a majority of the Independent Trustees. The Agreement may be terminated: (a) at any time on written notice without the payment of any penalty by the Trust (by vote of a majority of the Trustees of the Trust); or (b) on 30 days’ written notice to the Trust by the CCO or MFC Global.

6.	Amendment. No provision of this Agreement may be amended, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the amendment, waiver, discharge or termination is sought.

7.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to the choice of law provisions thereof.

8.	Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of this Agreement or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A copy of the Declaration of Trust of the Trust is on file with the Secretary of State of the Commonwealth of Massachusetts and provides that no Trustee, shareholder, officer, employee or agent of the Trust shall be subject to any personal liability in connection with Trust property or the affairs of the Trust, but that only the assets belonging to the Trust shall be liable.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

By:	/s/ William E. Corson
	Name:	William E. Corson
	Title:	CCO of the Trust

MFC GLOBAL INVESTMENT MANAGEMENT (U.S.), LLC

By:	/s/ Barry H. Evans
	Name:	Barry H. Evans
	Title:	President and Chief Investment Officer

JOHN HANCOCK COLLATERAL INVESTMENT TRUST

By:	/s/ Barry H. Evans
	Name:	Barry H. Evans
	Title:	President

Appendix A

Compensation

As compensation for providing the Services described herein, MFC Global shall be entitled to a fee, paid monthly in arrears, of $2,916.67 per month ($35,000 annually). MFC Global will receive a pro rata portion of such monthly fee for any periods in which MFC Global provides the Services to the Trust for less than a full month.

A-1